Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 19, 2008 by and between Superior Essex Inc. (the “Company”) and Barbara L. Blackford (“Executive”).

The Company and Executive entered into that certain Letter Agreement dated as of February 26, 2004 (the “Original Agreement”), as amended and restated on March 10, 2006 (the “Original Agreement”).  The Company and Executive desire to amend and restate the Original Agreement as set forth herein.

THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Company and Executive amend and restate the Original Agreement as follows:

1.             Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on April 12, 2004 and ending on December 31, 2006 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with December 31, 2006 and on each anniversary thereof (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.  The occurrence of a Change in Control (as defined in the Superior Essex Inc. Amended and Restated 2005 Incentive Plan) shall not affect the term of this Agreement.

2.             Position.

a.             During the Employment Term, Executive shall serve as Executive Vice President, General Counsel and Corporate Secretary of the Company.  In such position, Executive shall have such duties and authority, consistent with such position with the Company, as shall be determined from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive of the Company.  Executive shall report directly to the Chief Executive Officer of the Company.

b.             During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in any significant respect, with the rendition of such services either directly or indirectly, without the prior written consent of the Board.  Notwithstanding the foregoing, Executive may, without the prior approval of the Board, (i) make and manage personal business investments of Executive’s choice, subject to the prior written consent of the Board if any such investment is beyond merely buying and selling in the ordinary course (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal investments) and (ii) serve in any capacity with any civic, educational or charitable organization or any governmental entity or trade association; provided that in each case, and in the aggregate, such activities do not conflict or interfere, in any significant respect, with the performance of Executive’s duties hereunder or conflict with Section 9.

c.             Notwithstanding anything to the contrary in this Section 2, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company’s subsidiaries, provided that Executive is indemnified for serving in any and all such capacities.

3.             Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $344,000 (effective as of April 1, 2008), payable in regular installments in accordance with the Company’s usual payment practices (but not less often than monthly).  Executive’s base salary shall be reviewed annually by the Board, and Executive shall be entitled to such increases in the base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Once increased, such base salary shall not be decreased and no increase shall serve to limit or reduce any other obligation to Executive under this Agreement.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.             Annual Bonus.  With respect to each fiscal year ending during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of certain performance targets, as reasonably established by the Board in good faith, after consultation with Executive; provided, however, that Executive shall have a target Annual Bonus of 60% of the Base Salary, subject to Executive’s achievement of such performance targets.

5.             Equity Arrangements.  [Intentionally Omitted]

6.             Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s (or its affiliates’) employee benefit plans, programs and arrangements as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits generally are made available to other senior executives of the Company, commensurate with Executive’s position with the Company.  Such benefits shall include, but not be limited to, the Superior Essex Inc. Amended and Restated Senior Executive Retirement Plan (the “SERP”) effective April 1, 2008, or another plan providing materially the same benefits as the SERP.  The accrual rate applicable to Executive shall be reduced to 1.5% effective January 1, 2009.  In consideration of such reduction and other changes reflected in the SERP, Executive shall be entitled to receive shares of restricted stock described in Exhibit A on April 1, 2008.

7.             Business Expenses and Perquisites.

a.             Business and Other Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

b.             Perquisites.  While employed hereunder, Executive shall be entitled to (i) any perquisites that generally are made available to other senior executives of the Company and (ii) those perquisites set forth on Exhibit B attached hereto.

8.             Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner provided herein.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.  Subject to Section 12(h) hereof, whenever this Agreement provides for the payment of a lump sum benefit following termination of employment, such payment shall be made within 30 days after the employment termination date, subject to the execution and non-revocation of the release referred to in Section 8(h).

a.             By the Company for Cause or Resignation by Executive without Good Reason.

(i)             The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason; provided, however, that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

(ii)            For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued willful failure to perform substantially Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its affiliates, (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by Executive in her personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its affiliates in any respect, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its affiliates or (E) Executive’s breach of the provisions of Section 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (A), (B) and (D) of this Section 8(a)(ii) shall constitute Cause only if Executive fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause.

(iii)           If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)           the Base Salary through the date of termination;

(B)           any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)           reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)           such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any of its affiliates, including, without limitation, any vested accrued benefit under the SERP (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Section 8(d) or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Executive’s rights with respect to any equity awards in the case of her termination by the Company for Cause or her resignation without Good Reason shall be as provided in the applicable equity award agreements and the plan under which such awards were granted.

b.             Disability or Death.

(i)             The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore reasonably likely to be unable for a period of six consecutive months or for an aggregate of nine months in any twelve consecutive month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)            Upon termination of Executive’s employment hereunder for Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)           the Accrued Rights; and

(B)           an Annual Bonus for the fiscal year in which Executive’s termination occurs, payable in a lump sum payment, equal to the greater of (i) a pro-rata portion of Executive’s target Annual Bonus for such year (determined by multiplying the target Annual Bonus by a fraction, the numerator of which is the number of days during the performance year that Executive is employed by the Company and the denominator of which is 365), or (ii) such other amount as may be provided in the Company’s annual bonus plan for the fiscal year in which Executive’s termination occurs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Section 8(d) or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Executive’s rights with respect to any equity awards in the case of her termination of employment due to death or Disability shall be as provided in the applicable equity award agreements and the plan under which such awards were granted.

c.              By the Company without Cause or Resignation by Executive for Good Reason.

(i)             The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii)             For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent, (A) a reduction in Executive’s Base Salary as then in effect, (B) a reduction in Executive’s target Annual Bonus to less than 60% of the Base Salary or a material reduction by the Company of Employee Benefits to which Executive is entitled (other than an overall reduction in benefits that affects substantially all full-time employees of the Company and its affiliates), (C) Executive’s removal from the position of Executive Vice President, General Counsel and Corporate Secretary of the Company, (D) a material adverse change in Executive’s authority, duties and responsibilities or reporting lines, (E) a relocation of Executive’s principal place of employment with the Company of more than 35 miles from Executive’s then current work location, (F) the Company’s failure to pay amounts to which Executive is entitled under this Agreement, or (G) the Company’s giving written notice that it elects not to extend the Employment Term pursuant to Section 1 of this Agreement (but this clause (G) shall apply only if Executive would be less than age 62 at the end of the Employment Term); provided that any event described in clauses (A) through (F) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event described in clauses (A) through (F) above on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii)           Other than as provided in Section 8(c)(iv) below, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)          the Accrued Rights;

(B)          a lump sum severance payment equal to one (the “Severance Factor”) times the sum of (i) Executive’s then Base Salary, plus (ii) Executive’s target Annual Bonus for the fiscal year in which Executive’s termination pursuant to this Section 8(c)(iii) occurred; provided that the amount described in this clause (B) shall be in lieu of any other cash severance payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (but excluding the SERP) up to the amount described in this clause (B);

her(C) subject to Executive’s continued compliance with the provisions of Sections 9 and 10 of this Agreement (other than a breach that is insubstantial and insignificant, taking into account all of the circumstances), for a period of 12 months following the date of such termination (the “Welfare Benefits Continuation Period”), continued participation in the health and welfare plans maintained by the Company or any of its affiliates as in effect from time to time during the Welfare Benefits Continuation Period, on the same basis as the Company and its affiliates provides such plans for its then actively employed executives (which may include, without limitation, medical, dental, disability and life insurance), and the Company and Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to Executive’s termination; provided, however, that (i) such participation shall terminate, or the benefits under such plan shall be reduced, if and to the extent Executive becomes covered (or is eligible to become covered) during such period by plans of a subsequent employer or other entity to which Executive provides services providing comparable benefits or if Executive fails to pay any required contribution or premium, (ii) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and (iii) the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Such coverage shall be credited against the time period that Executive and Executive’s dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  To the extent any benefits described in this Section 8(c)(iii)(C) cannot be provided under the Company’s welfare plans, the Company shall pay to Executive a lump sum amount equal to the amount that such coverage would have cost the Company for the remainder of the Welfare Benefits Continuation Period.  Executive’s rights pursuant to this Section 8(c)(iii)(C) shall not be subject to liquidation or exchange for another benefit; and

(D)         the Compensation Committee of the Company may, but need not, provide that (i) all or any part of Executive’s unvested stock options then held by Executive shall become vested and exercisable as of the date of termination and may continue to be exercisable for a designated period of time, but in no event to exceed the original full term of the option; and/or that (ii) all or any part of vesting restrictions on other outstanding equity awards, including but not limited to the Restricted Shares described in Exhibit A, then held by Executive shall vest and cease to be restricted as of the date of termination.  Such decision may be based on such factors, if any, as the Compensation Committee shall determine, including, but not limited to, the Company’s financial condition and market conditions.  Notwithstanding the foregoing, to the extent that any portion of Executive’s outstanding equity awards are subject to market or performance criteria (other than service requirements) affecting vesting or exercisability and such market or performance criteria have been satisfied as of the date of termination, that portion of the award shall be deemed fully vested as of the date of termination.

(iv)          If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason at any time during the period beginning on the date of a Change in Control (as defined in the Superior Essex

Inc. Amended and Restated 2005 Incentive Plan) and ending two years after the date of such Change in Control, Executive shall be entitled to receive the benefits as provided under Section 8(c)(iii)(A), (B) and (C), except that the Welfare Benefits Continuation Period as defined in Section 8(c)(iii)(C) shall be 24 months, and the Severance Factor for purposes of Section 8(c)(iii)(B) shall be two (2).

(v)            Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c), Section 8(d) or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  Except as set forth herein, Executive’s rights with respect to any equity awards in the case of her termination by the Company without Cause or her resignation for Good Reason shall be as provided in the applicable equity award agreements and the plan under which such awards were granted.

d.              Effect of a Change in Control on Equity Awards.

(i)             Accelerated Vesting. In addition to the rights described above, upon the occurrence of a Change in Control (as defined in the Superior Essex Inc. Amended and Restated 2005 Incentive Plan), (A) all of Executive’s outstanding stock options and any other equity awards in the nature of appreciation rights (collectively, “Appreciation Rights”), shall become fully vested and exercisable as of the date of the Change in Control, and (B) all time-based or performance-based vesting restrictions on Executive’s outstanding restricted stock, restricted stock units and other equity awards (collectively, “Restricted Rights”) shall lapse as of the date of the Change in Control.

(ii)            Settlement of Awards in Certain Events.  The following shall apply only upon the occurrence of a Change in Control in which the consideration paid to Company shareholders is consideration other than shares in the resulting or surviving entity that are listed for trading on a nationally recognized exchange.  In such event, (A) all of Executive’s Appreciation Rights shall vest and be cancelled simultaneously with the Change in Control and Executive shall be entitled to receive therefor the same transaction consideration as if she were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change in Control, equal to (x) the excess, if any, of the value of the consideration per share to be received by Company shareholders in such Change of Control, over the exercise price for such Appreciation Right, less (y) applicable withholding taxes; and (B) all of Executive’s Restricted Rights shall vest and be cancelled simultaneously with the Change in Control and Executive shall be entitled to receive therefor the same transaction consideration as if she were a shareholder of the Company holding the number of shares of Company common stock having a fair market value, as of the effective time of the Change in Control, equal to the value of such Restricted Rights, less applicable withholding taxes.

e.             Expiration of Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company or any affiliate beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company (or affiliate); provided that the provisions of Sections 9, 10, 11 and 12(n) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder; and provided further that if Executive shall have given notice of intent to resign for Good Reason pursuant to clause 8(c)(ii)(G) as a result of the Company’s election not to extend the Employment Term, the provisions of Section 8(c) and Sections 12(h), (l) and (o) shall continue to apply with respect to such resignation.

f.              Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g.             Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of the Company or its affiliates.  Executive agrees to execute any documentation reasonably requested by the Company to evidence such resignation, but Executive’s failure to comply shall not affect the resignation, which is automatic.

h.             Execution of Release of All Claims.  Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the “Protected Group”), substantially in the form attached hereto as Exhibit C.  Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which Executive may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) if Executive fails to execute such a release or revokes such release.

i.              Recoupment Policy.  Executive acknowledges and agrees that any incentive compensation she receives from the Company, pursuant to an incentive program of the Company becoming effective on or after January 1, 2008, will be subject to recoupment pursuant to the terms of that certain Incentive Compensation Recoupment Policy adopted by the Compensation Committee of the Board on March 6, 2008, or any replacement policy or policies adopted by the Board or the Compensation Committee setting forth standards for seeking the return (recoupment) from executive officers of incentive payments if such payments were inflated due to financial results that are later restated; provided that any such replacement policy that would have a material adverse affect on Executive shall only be effective prospectively.

9.              Non-Competition.

a.             Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)             During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company or its affiliates, the wire or cable business of any client or prospective client:

(A)           with whom Executive had personal contact or dealings on behalf of the Company or its affiliates during the one year period preceding Executive’s termination of employment;

(B)           with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or its affiliates during the one year period immediately preceding Executive’s termination of employment; or

(C)           for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

(ii)            During the Restricted Period, Executive will not directly or indirectly:

(A)           engage in any business that manufactures or distributes wire or cable in competition with the Company or its affiliates in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures or distributes wire or cable (a “Competitive Business”);

(B)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)           interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)          Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)          During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)          hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(v)           During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.             It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10.          Confidentiality and Non-Disparagement.

a.             Confidentiality.

(i)             Executive will not at any time (whether during or after Executive’s employment with the Company) (y) retain or use for the benefit, purposes or account of Executive or any other Person, or (z) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or its affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)            “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

(iii)           Upon termination of Executive’s employment with the Company for any reason, Executive shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.             Non-Disparagement.

(i)             Executive shall not at any time make any oral or written statement about the Company, its affiliates or its shareholders, regarding any of the foregoing’s financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which any such member operates; provided that Executive shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend himself against any statement made by the Company or its affiliates that is intended or reasonably likely to disparage Executive or otherwise degrade Executive’s reputation in the business, industry or legal community in which Executive operates, only if Executive reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

(ii)            The Company and its affiliates shall not issue any press release or make any public statement about Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade Executive’s reputation in the business or industry in which Executive operates; provided that the Company and its affiliates shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend itself against any statement made by Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company or its affiliate reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

c.             Survival.  The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.           Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.             Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate and shall be assigned to a successor in interest to substantially all of the business operations of the Company which assumes in writing, or by operation of law, the obligations of the Company hereunder.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity;

provided, however, that, unless Executive consents to such assignment (which consent shall not be unreasonably withheld), the Company shall remain secondarily liable for any obligations hereunder.  Failure of the Company to obtain such assumption substantially simultaneous with the occurrence of such succession shall be a breach of the Agreement and shall entitle Executive to terminate employment with the Company for Good Reason and Executive’s rights and obligations shall be determined in accordance with Section 8(c)(iii), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.  As used in the Agreement, Company shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

f.              No Set-Off; No Duty to Mitigate.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement or otherwise, nor shall the amount of any payment or benefits provided hereunder be reduced by any compensation earned by Executive as a result of employment by another employer except as provided in Section 8(c)(iii).

g.             Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h.             Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)            if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(ii)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

i.              Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

150 Interstate North Parkway

Atlanta, Georgia 30339

Attention: Chief Executive Officer

Copy to: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j.              Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k.             Prior Agreements.  This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (other than the SERP and the rights of Executive under such plan shall not be effected or limited by this Agreement).

l.              Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 12(l) at the request of the Company and, following Executive’s termination of employment hereunder, the Company shall pay Executive a fee at an hourly rate of $300 for Executive’s performance of obligations under this Section 12(l) at the request of the Company; provided that (i) Executive is not receiving any payments pursuant to Section 8(c) of this Agreement at the time of Executive’s performance of such obligations and (ii) Executive’s cooperation is not in connection with any action, suit or proceeding in respect of which the Company is providing or has provided any payments pursuant to Section 12(n) of this Agreement.  If Executive is entitled to be paid or reimbursed for any expenses under this Section 12(l), the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Executive’s rights to payment or reimbursement of expenses pursuant to this Section 12(l) shall expire at the end of 15 years after the date of termination of Executive’s employment and shall not be subject to liquidation or exchange for another benefit.

m.            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.             Indemnification.  In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was performing services under this Agreement or as an employee, officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  Such indemnification shall continue as to Executive even if Executive has ceased to be an employee, officer or director of the Company and shall inure to the benefit of Executive’s heirs and estate.  In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive agrees to use the same representation at the Company’s expense; provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel.  In addition, the Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Term that is no less favorable than the policy covering other directors and senior officers of the Company.

o.             Legal Fees.  In the event of any dispute with respect to this Agreement which results in a lawsuit, arbitration or other dispute resolution, the person hearing such dispute shall be entitled to award reasonable attorneys’ fees and other costs and expenses incurred in connection with such dispute to the party which prevails in substantially all material respects on the issues presented for resolution, as determined by the person hearing such dispute.  If Executive is awarded the right to recover attorneys’ fees or other costs and expenses hereunder, the reimbursement of an eligible expense must be made no later than March 15 of the year after the year in which the prevailing party’s rights are established.  Executive’s rights pursuant to this Section 12(o) shall expire at the end of 15 years after the date of termination of Executive’s employment and shall not be subject to liquidation or exchange for another benefit.

p.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11 hereof or damages for breach of Section 9 or 10, shall be settled exclusively by arbitration, conducted before a single arbitrator in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

q.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.           Authority.  This Agreement has been duly approved and authorized by all necessary action of the Company.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUPERIOR ESSEX INC.		EXECUTIVE

/s/ Stephen M. Carter		/s/ Barbara L. Blackford
By:	Stephen M. Carter	Barbara L. Blackford
Chief Executive Officer

EXHIBIT A

SPECIAL RESTRICTED STOCK GRANT

1.               On April 1, 2008, the Company shall grant Executive shares of Company restricted common stock (the “Restricted Shares”), granted pursuant to, and subject to, the terms and conditions of the Superior Essex Inc. Amended and Restated 2005 Incentive Plan (the “2005 Plan”).

2.               The Restricted Shares shall have a Fair Market Value (as defined in the 2005 Plan) of $109,000, as of the close of business on April 1, 2008, rounded to the nearest whole share.

3.               The Restricted Shares will vest and become non-forfeitable on the earliest to occur of the following:

a.               25% on January 1, 2009 and on each anniversary thereof through January 1, 2012, or

b.              as to all of the Restricted Shares, the occurrence of a Change in Control, or

c.               as to all of the Restricted Shares, termination of Executive’s employment due to death or Disability, or

d.              As to all of the Restricted Shares, termination of Executive’s employment without Cause or by the Executive with Good Reason, or

e.               If Executive resigns for any other reason after January 1, 2009, a portion of the Restricted Shares vest, determined by (i) multiplying the number of Restricted Shares unvested as of January 2, 2009, by a fraction, the numerator of which is the number of months elapsed since January 1, 2009, and the denominator of which is 36, and (ii) subtracting the number of shares otherwise vested between January 2, 2009 and the date of termination.

EXHIBIT B

PERQUISITES

(1)                                   The Company shall provide a car allowance to Executive in the amount of $1,000 per month (which is intended to be inclusive of any income taxes owed by Executive as a result of all or any portion of this allowance being determined to be compensation to Executive and Executive will not receive additional compensation to reimburse Executive for taxes with respect to the allowance).  Executive shall be responsible for all costs of operating and maintaining the vehicle, including insurance, title, taxes and fuel.  Subject to compliance with the Company’s policies, the Company will reimburse or pay deductible business expenses related to the use of the vehicle, subject to Company policies, such as parking fees and fuel for business mileage..

(2)                                   The Company shall reimburse Executive, in accordance with the Company’s telecommunications policy, for the telecommunications and computing costs to provide Executive with an effective office capability at home and while traveling.

(3)                                   The Company agrees to pay the first $7,500 of reasonable expenses incurred by Executive per year for financial planning and counseling in accordance with the Company’s policy.  Any expenses in excess of $7,500 per year shall be borne by Executive.

(4)                                  The Company agrees to pay for or reimburse Executive for (i) Alabama, Georgia and Texas Bar licenses and memberships and any other state or country in which the Company requests Executive to practice, (ii) reasonable continuing legal education and legal publications and (iii) membership in the American Society of Corporate Secretaries, the American Bar Association, the Corporate Counsel Association of America and certain of their committees and other reasonable professional association membership fees.

EXHIBIT C

RELEASE

In exchange for a portion of the benefits described in the attached Amended and Restated Employment Agreement dated as of March 19, 2008 (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release Superior Essex Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release in connection with, or in any way related to or arising out of, my employment or termination of employment with the Company; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Agreement, (ii) to indemnification provided at law or pursuant to the Company’s (or an affiliate’s) By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, (iii) under COBRA or my vested rights under benefit or incentive plans; or (iv) as a stockholder.  Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, except as specifically authorized by the Agreement.

I expressly understand and agree that the Company’s obligations under this Release and the Agreement are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release.  Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to Section 8 of the Agreement, but shall not release me from the performance of my obligations under this Release.

I will not apply for or otherwise seek employment with the Released Parties without their written consent.

I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked.  I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period.  Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.  I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.

This Release is final and binding and may not be changed or modified.

DATE	Barbara L. Blackford

2